Exhibit 99.1

CUMULUS MEDIA INC.

Cumulus Reports First Quarter 2013 Results

ATLANTA, GA – May 7, 2013: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today reported financial results for the quarter ended March 31, 2013.

Lew Dickey, Chairman & CEO stated, “With the integration and turnaround of the Citadel assets now largely behind us, we are investing in several key content initiatives to drive growth beginning in the back half of this year and accelerating into 2014. We will post positive year-to-date revenue growth through May and expect our investments in CBS Sports Radio, Traffic, Nash and SweetJack to contribute meaningfully to our cash flow beginning in Q4 of this year.”

Financial highlights are as follows (in thousands, except percentages) (footnotes follow):

	Three Months Ended March 31,
	2013	2012	% Change
Net revenues	$232,872	$235,995	-1.3%
Adjusted EBITDA (1)	$59,888	$76,865	-22.1%
Net loss	$(8,988)	$(12,130)	25.9%
Free cash flow (2)	$26,120	$36,737	-28.9%

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Net Revenues

Net revenues for the three months ended March 31, 2013 decreased $3.1 million, or 1.3%, to $232.9 million, compared to $236.0 million for the three months ended March 31, 2012. This decrease was attributable to lower political revenues and general lower advertising spending in some of our markets.

Direct Operating Expenses, Excluding Depreciation and Amortization

Direct operating expenses for the three months ended March 31, 2013 increased $10.6 million, or 6.9%, to $164.2 million, compared to $153.6 million for the three months ended March 31, 2012. The increase was primarily attributable to a $1.0 million increase in sales salaries, a $1.6 million increase in Arbitron fees and a $4.9 million increase in expense at our network division as we invest in various content initiatives.

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expenses

Corporate general and administrative expenses, including stock-based compensation expense, for the three months ended March 31, 2013 decreased $2.8 million, or 16.9%, to $13.9 million, compared to $16.7 million for the three months ended March 31, 2012. The decrease was primarily due to a decrease in stock-based compensation expense of $4.3 million, partially offset by a $1.2 million increase in acquisition related costs. Acquisition related costs for the three months ended March 31, 2013 included exit costs associated with a lease for vacated Citadel office space.

Interest Expense, net

Total interest expense, net of interest income, for the three months ended March 31, 2013 decreased $6.5 million, or 12.9%, to $44.3 million compared to $50.8 million for the three months ended March 31, 2012. Interest expense associated with outstanding debt decreased by $6.5 million to $41.5 million as compared to $48.0 million in the prior year period. Interest expense decreased due to a lower average amount of indebtedness outstanding as a result of principal repayments and a lower weighted average cost of debt.

Capital Expenditures

Capital expenditures for the three months ended March 31, 2013 totaled $2.0 million which represented routine capital expenditures. Capital expenditures during the three months ended March 31, 2012 were $1.1 million.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is calculated for the three months ended March 31, 2013 by dividing the loss from continuing operations of $8.9 million adjusted for dividends declared on preferred stock of $2.7 million and the accretion of redeemable preferred stock of $1.0 million by the weighted average number of shares of common stock outstanding during the period, which was 174,748,001. Diluted EPS for the three months ended March 31, 2013 was calculated in the same manner as basic EPS. Potentially dilutive equivalent shares outstanding for the three months ended March 31, 2013 excluded from the computation of diluted EPS consisted of approximately 39.8 million shares of common stock issuable on exercise of underlying outstanding stock options and certain warrants.

Earnings Call Information

Cumulus Media Inc. will host a teleconference today at 11:00 AM Eastern time to discuss first quarter results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the conference call. The call also may be accessed via webcast at www.cumulus.com.

Following completion of the call, a replay can be accessed until 11:59 PM Eastern time, June 7, 2013. Domestic callers can access the replay by dialing 855-859-2056, replay code 31013331#. International callers should dial 404-537-3406 for conference replay access.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact, and relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds to service our debt and to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing, costs and synergies resulting from the integration of any completed acquisitions, our ability to eliminate certain costs, our ability to manage rapid growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenues from new sources, including local commerce and technology-based initiatives and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”) and subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

About Cumulus Media Inc.

Cumulus Media Inc. is the largest pure-play radio broadcast company in the United States based on station count, controlling approximately 520 radio stations in 108 U.S. media markets. Cumulus’ headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on NASDAQ under the symbol CMLS.

For further information, please contact:

Cumulus Media Inc.

J.P. Hannan

Senior Vice President, Treasurer, & Chief Financial Officer

404-260-6600

jp.hannan@cumulus.com

Footnotes to Financial Highlights Table

The following are footnotes to the Financial Highlights table:

(1)	Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” included herein.
(2)	Free Cash Flow is not a financial measure calculated or presented in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” included herein.

CUMULUS MEDIA INC.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	As Reported
Net revenues	$232,872	$235,995

Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	164,172	153,627
Depreciation and amortization	28,930	34,882
LMA fees	969	839
Corporate, general and administrative expenses (including stock-based compensation expense of $2,663 and $6,978, respectively)	13,866	16,692
Loss on station sale	1,309	—
Gain on derivative instrument	(738)	(88)

Total operating expenses	208,508	205,952

Operating income	24,364	30,043

Non-operating (expense) income:
Interest expense, net	(44,252)	(50,803)
Other income, net	133	262

Total non-operating expense, net	(44,119)	(50,541)

Loss from continuing operations before income taxes	(19,755)	(20,498)
Income tax benefit	10,767	7,892

Loss from continuing operations	(8,988)	(12,606)
Income from discontinued operations, net of taxes	—	476

Net loss	(8,988)	(12,130)
Less: dividends declared and accretion of redeemable preferred stock	3,152	5,700

Loss attributable to common shareholders	$(12,140)	$(17,830)

Basic and diluted loss per common share:
Basic: Loss from continuing operations per share	$(0.07)	$(0.13)

Income from discontinued operations per share	$—	$0.01

Loss per share	$(0.07)	$(0.12)

Diluted: Loss from continuing operations per share	$(0.07)	$(0.13)

Income from discontinued operations per share	$—	$0.01

Loss per share	$(0.07)	$(0.12)

Weighted average basic common shares outstanding	174,748,001	149,369,152

Weighted average diluted common shares outstanding	174,748,001	149,369,152

Non-GAAP Financial Measures and Definitions

We utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. The non-GAAP financial measures used in this release are Adjusted EBITDA and free cash flow.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before any non-operating expenses, including net interest expense, depreciation and amortization, stock-based compensation expense, gain or loss on exchange or sale of assets or stations (if any), any realized gain or loss on derivative instruments, any impairment of intangible assets and goodwill, local marketing agreement (“LMA”) fees, acquisition-related costs and franchise taxes.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our radio stations after the incurrence of corporate, general and administrative expenses. Management also uses this measure to determine the contribution of our radio station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our first lien credit facility.

In deriving this measure, management excludes depreciation, amortization and stock-based compensation expense from the measure, as these do not represent cash payments for activities directly related to the operation of the radio stations. In addition, we exclude LMA fees from our calculation of Adjusted EBITDA, even though such fees require a cash settlement, because they are excluded from the definition of Adjusted EBITDA contained in our first lien credit facility. Management excludes any gain or loss on the exchange or sale of assets or radio stations as they do not represent a cash transaction. Management also excludes any realized gain or loss on derivative instruments as they do not represent a cash transaction nor are they associated with radio station operations. Interest expense, net of interest income, income tax (benefit) expense including franchise taxes, and expenses relating to acquisitions are also excluded from the calculation of Adjusted EBITDA as they are not directly related to the operation of radio stations. Management excludes any impairment of goodwill and intangible assets as they do not require a cash outlay. Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies and is a key metric for purposes of calculating and determining compliance with certain covenants in our first lien credit facility. Given the relevance to our overall value, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Free Cash Flow

Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of cash generated during the applicable period that could be used to fund acquisitions or other growth opportunities or for reinvestment in our business, after funding station and corporate, general and administrative expenses (excluding transaction costs), debt service, income taxes, and capital expenditures.

We define free cash flow as net income (loss) before any non-operating expenses, including net interest expense, stock-based compensation expense, depreciation and amortization, gain or loss on the exchange or sale of assets or stations (if any), and any realized gain or loss on derivative instruments, any impairment of intangible assets and goodwill, net of interest expense (excluding any non-cash charges or credits for changes in values of swaps and amortization of debt issuance costs), income taxes paid and capital expenditures.

Management excludes depreciation and amortization, any gain or loss on the exchange or sale of assets or stations, any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill and other non-cash expenses, including stock-based compensation, from net income (loss) as they do not represent cash transactions. Management deducts payments for debt service, income taxes and capital expenditures since these represent amounts that are consistently necessary for our continuing operations, in order to arrive at free cash flow available for growth opportunities or reinvestment in our business.

Management believes that free cash flow, although not a measure that is prepared or calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company.

Free cash flow should not be considered in isolation of or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because free cash flow is not calculated or presented in accordance with GAAP, it may not be calculated or presented comparably to similarly titled measures used by other companies, and thus comparability may be limited. A quantitative reconciliation of free cash flow to net loss calculated in accordance with GAAP is provided below.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

The following table reconciles net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on an as reported basis for the three months ended March 31, 2013 and a pro forma and as reported basis for the three months ended March 31, 2012 (dollars in thousands):

	Three Months Ended March 31,
	2013	2012	2012
	As Reported	As Reported	Pro Forma (1)
Net loss	$(8,988)	$(12,130)	$(12,754)
Income tax benefit	(10,767)	(7,892)	(6,357)
Non-operating expenses, including net interest expense	44,119	50,541	50,539
LMA fees	969	839	839
Depreciation and amortization	28,930	34,882	35,028
Stock-based compensation expense	2,663	6,978	6,979
Loss on station sale	1,309	—	—
Gain on derivative instrument	(738)	(88)	(88)
Acquisition-related costs	2,214	1,023	—
Franchise taxes	177	—	297

Discontinued operations:
Depreciation and amortization	—	796	—
Income tax expense	—	1,916	—

Adjusted EBITDA	$59,888	$76,865	$74,483

The following table reconciles net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow on an as reported basis for the three months ended March 31, 2013 and a pro forma and as reported basis for the three months ended March 31, 2012 (dollars in thousands):

	Three Months Ended March 31,
	2013	2012	2012
	As Reported	As Reported	Pro Forma (1)
Net loss	$(8,988)	$(12,130)	$(12,754)
Add:
Income tax benefit	(10,767)	(7,892)	(6,357)
Non-operating expenses, including net interest expense	44,119	50,541	50,539
Stock-based compensation expense	2,663	6,978	6,979
Depreciation and amortization	28,930	34,882	35,028
Loss on station sale	1,309	—	—
Gain on derivative instrument	(738)	(88)	(88)
Discontinued operations:
Depreciation and amortization	—	796	—
Income tax expense	—	1,916	—
Less:
Cash paid for interest	(28,692)	(37,037)	(37,037)
Income taxes refunded (paid)	270	(107)	(107)
Capital expenditures	(1,986)	(1,122)	(1,122)

Free cash flow	$26,120	$36,737	$35,081

(1)	References to “pro forma” in this press release reflect the net impact of the Company’s July 2012 sale of 55 stations in eleven non-strategic markets to Townsquare Media LLC (“Townsquare”) in exchange for Townsquare’s radio stations in Bloomington, IL and Peoria, IL, plus approximately $114.9 million in cash (the “Townsquare Asset Exchange”). The 55 stations sold to Townsquare are accounted for as discontinued operations; as such, revenue and Adjusted EBITDA for the three months ended March 31, 2012 exclude the results associated with these stations. Pro forma results reflecting completed transactions is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our first lien credit facility. For additional information about pro forma financial information presented herein, including the material assumptions related thereto, see “Supplemental Unaudited Pro Forma Financial Information” below.

Supplemental Unaudited Pro Forma Financial Information

The following supplemental unaudited pro forma financial information assumes the Townsquare Asset Exchange occurred as of January 1, 2012, including the business combination accounting effects of the Townsquare Asset Exchange. This supplemental unaudited pro forma financial information is presented for illustrative and informational purposes only and has been prepared based on estimates and assumptions which management believes are reasonable, but is not necessarily indicative of the consolidated financial position or results of operations that Cumulus would have achieved had the Townsquare Asset Exchange actually occurred on January 1, 2012 or on any other historical date, nor is it reflective of the Company’s expected actual financial position or results of operations for any future period. For additional information, see “Forward-Looking Statements” above, including the risk factors referred to therein.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012		Change
	As Reported	Pro Forma		$	%
Net revenues	$232,872	$238,527		(5,655)	-2.4%
Operating expenses:
Direct operating expenses (excluding depreciation and amortization and LMA fees)	164,172	155,648	(A)	8,524	5.5%
Depreciation and amortization	28,930	35,028		(6,098)	-17.4%
LMA fees	969	839		130	15.5%
Corporate, general and administrative expenses (excluding stock-based compensation expense)	11,203	8,693	(B)	2,510	28.9%
Loss on station sale	1,309	—		1,309	N/A
Gain on derivative instrument	(738)	(88)		(650)	N/A
Stock-based compensation expense	2,663	6,979		(4,316)	-61.8%

Total operating expenses	208,508	207,099		1,409	0.7%

Operating income	24,364	31,428		(7,064)	-22.5%

Non-operating (expense) income:
Interest expense, net	(44,252)	(50,803)		(6,551)	-12.9%
Other income, net	133	264		(131)	49.6%

Total non-operating expense, net	(44,119)	(50,539)		(6,420)	-12.7%

Loss from continuing operations before income taxes	(19,755)	(19,111)		644	3.4%
Income tax benefit	10,767	6,357	(C)	4,410	69.4%

Loss from continuing operations	(8,988)	(12,754)
(Loss) income from discontinued operations, net of taxes	—	—
Net loss	$(8,988)	$(12,754)		(3,766)	29.5%

Footnotes to Supplemental Unaudited Pro Forma Quarterly Financial Information

(A)	Adjustment to increase pro forma depreciation and amortization expense to reflect the impact of the increase in the fair value of tangible assets and amortizable intangible assets acquired due to the application of the acquisition method of accounting. Pro forma depreciation and amortization expense has been adjusted for the final valuation of property and equipment and definite-lived intangible assets acquired in the Townsquare Asset Exchange.
(B)	Acquisition-related costs. Excludes acquisition-related costs for the three month period ended March 31, 2012 of $1.0 million.
(C)	Adjustment to reflect income tax impacts on pro forma adjustments. Adjustment to reflect the income tax impacts resulting from the pro forma adjustments to the pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%.

The following supplemental unaudited pro forma quarterly financial information is intended to provide you with information about how the Townsquare Asset Exchange might have affected our historical consolidated quarterly financial statements during each completed quarterly period during 2012 and the year ended December 31, 2012 if such transaction had closed as of January 1, 2012.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	2012
	Q1	Q2	Q3	Q4	Year Ended December 31, 2012
Broadcast revenues	$238,497	283,692	274,976	$283,031	$1,080,196
Management fees	30	296	1,190	1,165	2,681

Net revenues	238,527	283,988	276,166	284,196	1,082,877
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	155,648	170,905	162,326	177,406	666,285
Depreciation and amortization	35,028	36,347	35,386	35,824	142,585	(A)
LMA fees	839	885	928	904	3,556
Corporate general and administrative expenses (excluding stock-based compensation expense)	8,693	6,430	7,487	7,860	30,470	(B)
(Gain) loss on derivative instrument	(88)	841	(129)	(638)	(14)
Stock-based compensation expense	6,979	5,928	2,764	3,108	18,779
Impairment of intangible assets	—	12,435	—	114,706	127,141

Total operating expenses	207,099	233,771	208,762	339,170	988,802

Operating income	31,428	50,217	67,404	(54,974)	94,075
Non-operating (expense) income:
Interest expense, net	(50,803)	(49,619)	(49,757)	(48,448)	(198,627)
Loss on early extinguishment of debt	—	—	—	(2,432)	(2,432)
Other income (expense), net	264	(74)	(224)	(2,433)	(2,467)

Total non-operating expense, net	(50,539)	(49,693)	(49,981)	(53,313)	(203,526)

(Loss) income before taxes	(19,111)	524	17,423	(108,287)	(109,451)
Income tax benefit	6,357	8,058	261	23,764	38,440	(C)

Pro forma adjusted net (loss) income	$(12,754)	$8,582	$17,684	$(84,523)	$(71,011)

Reconciliation of Pro Forma Non-GAAP Financial Measure to Most Directly Comparable Pro forma GAAP Measure

The following table reconciles pro forma net (loss) income to pro forma Adjusted EBITDA for each quarter during 2012, and for the year ended December 31, 2012 (dollars in thousands):

	2012 (unaudited)
	Q1	Q2	Q3	Q4	Year Ended December 31, 2012
Pro forma net (loss) income	$(12,754)	$8,582	$17,684	$(84,523)	$(71,011)
Income tax benefit	(6,357)	(8,058)	(261)	(23,764)	(38,440)
Non-operating expenses, including interest expense, net	50,539	49,693	49,981	50,882	201,095
LMA fees	839	885	928	904	3,556
Depreciation and amortization	35,028	36,347	35,386	35,824	142,585
Stock-based compensation expense	6,979	5,928	2,764	3,108	18,779
Impairment of intangible assets	—	12,435	—	114,706	127,141
Loss on early extinguishment of debt	—	—	—	2,432	2,432
(Gain) loss on derivative instrument	(88)	841	(129)	(638)	(14)
Acquisition-related costs	—	—	—	8,795	8,795
Franchise taxes	297	260	275	(496)	336

Pro Forma Adjusted EBITDA	$74,483	$106,913	$106,628	$107,230	$395,254

Footnotes to Supplemental Unaudited Pro Forma Quarterly Financial Information

(A)	Adjustments related to pro forma depreciation and amortization expense. Pro forma depreciation and amortization expense has been adjusted to reflect the effects of the final valuation of property and equipment and definite-lived intangible assets acquired in the Townsquare Asset Exchange, net of the elimination of the depreciation and amortization expense related to the property and equipment and definite-lived intangible assets related to the stations disposed of in the Townsquare Asset Exchange.
(B)	Acquisition-related costs. Reflects the elimination of $1.0 million, $4.4 million and $2.7 million of non-recurring transaction-related costs incurred in the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively.
(C)	Adjustments to reflect income tax impacts on pro forma adjustments. Adjustments to reflect the income tax impacts resulting from the pro forma adjustments to the pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%.

Supplemental Unaudited Summary of Equity Outstanding at March 31, 2013

The following supplemental unaudited summary provides selected data regarding the Company’s equity outstanding at March 31, 2013:

Type of Equity	Number of Shares
Common stock:
Class A common stock	159,505,841
Class B common stock	15,424,944
Class C common stock	644,871

Total common stock, issued and outstanding	175,575,656

Warrants:
Company Warrants	36,326,414
2009 Warrants	1,016,627
Warrant Reserve	2,437,570

Total Warrants	39,780,611

Total Common Stock and Warrants	215,356,267

The table above excludes the following securities: (i) warrants exercisable for 7.8 million shares of the Company’s Class A common stock, (ii) employee and management stock options to purchase 20.8 million shares of the Company’s Class A common stock (of which 6.9 million options were vested and 6.2 million of those vested options had exercise prices in excess of the closing price of the Company’s Class A common stock on March 31, 2013). For a further discussion of the Company’s equity securities, refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013.